                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Commerce Bancshares, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                       [COMMERCE BANCSHARES, INC. LOGO]


                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                APRIL 16, 1997

  The annual meeting of the shareholders of Commerce Bancshares, Inc., will be held in the Board of Directors Room on the Eighteenth Floor of the Commerce Bank Building, 1000 Walnut Street, Kansas City, Missouri, on April 16, 1997, at ten o'clock a.m., Kansas City Time, for the following purposes:

  (1) To elect five directors to the 2000 Class for a term of three years;

  (2) To transact such other business as may properly come before the meeting or any adjournment thereof.

  The Board of Directors has fixed the close of business on February 28, 1997, as the time as of which the shareholders of Commerce Bancshares, Inc., entitled to notice of and to vote at the meeting shall be determined.

                            By Order of the Board of Directors

                            J. Daniel Stinnett, Secretary

March 11, 1997

  IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. YOU ARE URGED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY.

                                PROXY STATEMENT

                           COMMERCE BANCSHARES, INC.

                         ANNUAL MEETING APRIL 16, 1997

SOLICITATION:

  This proxy statement is furnished in connection with the solicitation by the Board of Directors of Commerce Bancshares, Inc. (the "Company"), P.O. Box 13686, Kansas City, Missouri 64199, of proxies to be used at the annual meeting of shareholders of the Company to be held April 16, 1997. The cost of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited personally or by telephone or telegram by regular employees of the Company. Brokerage houses and other custodians, nominees and fiduciaries may be requested to forward soliciting material to their principals and the Company will reimburse them for the expense of doing so. This proxy statement and proxy will be first sent to security holders on or about March 11, 1997.

  Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised; there is no formal method required for revocation.

VOTING SECURITIES AND OWNERSHIP THEREOF BY CERTAIN BENEFICIAL OWNERS AND
MANAGEMENT:

  Only shares at the close of business on February 28, 1997, are entitled to vote at the meeting, and at the close of business on said date there were outstanding 36,968,580 shares of common stock of the Company. Each holder of common stock is entitled to one vote for each share held. In the election of directors and, abstentions and broker nonvotes will be considered solely for quorum purposes and are not counted for the election of directors. On all other matters presented for shareholder vote, abstentions will be treated as votes against such matters and broker nonvotes will have no effect on the outcome.

  (a) Under applicable Securities and Exchange Commission Rules, beneficial ownership of shares includes shares as to which a person has or shares voting power and/or investment power. The only person, to the knowledge of the Company, to own beneficially more than 5% of the outstanding common stock of the Company as of December 31, 1996, was James M. Kemper, Jr., 911 Main Street, Kansas City, Missouri, having sole investment and sole voting power as to 2,016,279 shares and shared voting and investment power as to 64,768 shares (aggregating 5.6% of the class).

  As of December 31, 1996, the trust departments of the Company's subsidiary banks beneficially owned 2,192,422 shares representing 5.86% of the Company's outstanding common stock. Of those shares the subsidiary banks had (i) sole voting power over 1,166,952 shares; (ii) shared voting power over 1,025,470 shares; (iii) sole investment power over 1,138,079 shares and (iv) shared investment power over 963,413 shares. The Company has been advised by the subsidiary banks that the shares held by them and as to which they have sole voting power will be voted at the annual meeting for the election of directors. Shares held in all other fiduciary accounts will be voted as specifically directed by the co-trustees and co-executors. Shares held in agency and custodial accounts will be voted by the owners.

  (b) The following information pertains to the common stock of the Company beneficially owned, directly or indirectly, by all directors and nominees for director, the executive officers named in the Summary Compensation Table, and by all directors, nominees and executive officers of the Company as a group as of December 31, 1996. Such persons have sole voting and sole investment power as to such shares unless otherwise noted.

       NAME AND
      ADDRESS OF
      BENEFICIAL                                          NUMBER       PERCENT
         OWNER                                           OF SHARES     OF CLASS
      ----------                                         ---------     --------
   Giorgio Balzer.......................................     2,855         **
   Kansas City, Missouri
   Fred L. Brown........................................     2,688         **
   St. Louis, Missouri
   Seth M. Leadbeater...................................     6,984         **
   St. Louis, Missouri                                      31,852(3)
   W. Thomas Grant, II..................................     2,280         **
   Kansas City, Missouri
   James B. Hebenstreit.................................    12,405         **
   Kansas City, Missouri
   Mary Ann Krey........................................     1,308         **
   St. Peters, Missouri
   David W. Kemper......................................     4,816
   Clayton, Missouri                                        58,151(1)*
                                                           440,612(2)
                                                           138,107(3)     1.7
   James M. Kemper, Jr.................................. 2,016,279*
   Kansas City, Missouri                                    64,768(4)     5.6
   Jonathan M. Kemper...................................     6,342
   Kansas City, Missouri                                   253,710(1)
                                                           361,926(5)
                                                            59,516(3)     1.8
   Robert C. Matthews, Jr...............................    14,103
   Kansas City, Missouri                                    35,798(3)      **
   Terry O. Meek........................................     5,996         **
   Springfield, Missouri
   B. Franklin Rassieur, Jr.............................     6,428         **
   St. Louis, Missouri
   John H. Robinson, Jr.................................     1,094         **
   Kansas City, Missouri
   Dolph C. Simons, Jr..................................     4,250         **
   Lawrence, Kansas
   L. W. Stolzer........................................   221,182(6)      **
   Manhattan, Kansas
   William A. Sullins, Jr...............................    40,286
   St. Louis, Missouri                                      56,339(3)      **
   Andrew C. Taylor.....................................     5,440         **
   St. Louis, Missouri
   Robert H. West.......................................     5,873
   Kansas City, Missouri                                       694(1)*     **
   All 26 directors, nominees and executive officers as
    a group............................................. 2,378,901
   (including those listed above)                          312,555(1)
                                                           440,612(2)
                                                           321,612(3)
                                                            64,768(4)
                                                           361,926(5)
                                                           221,182(6)    11.0

--------
(1) Shared voting power and investment power.
(2) Sole investment power, shared voting power with Mr. Jonathan Kemper. Shares are not included in Mr. Jonathan Kemper's holdings.
(3) Shares which could be acquired within 60 days by exercise of options.
(4) Owned by corporation as to which Mr. James Kemper shares voting and investment power with Mr. David Kemper; these shares are not included in the share ownership of Mr. David Kemper. Both Messrs. Kemper disclaim beneficial ownership as to such shares.
(5) Sole investment power, shared voting power with Mr. David Kemper. Shares are not reported in Mr. David Kemper's holdings.
(6) Does not include 513,247 shares owned by spouse or by trust for benefit of spouse. Mr. Stolzer disclaims beneficial ownership as to such shares.
 *  Mr. David Kemper disclaims beneficial ownership as to such shares; Mr. James
    M. Kemper, Jr. disclaims beneficial ownership as to 191,005 shares; and Mr. West disclaims beneficial ownership as to such shares.
 ** Less than 1%.

                             ELECTION OF DIRECTORS

  Under the Articles of Incorporation and the By-Laws of the Company, the Board of Directors is divided into three classes, each as nearly equal as possible, and the Board is authorized to determine the number of persons constituting the board. The Board has fixed the number of directors at fifteen. Therefore, it is proposed that five directors (constituting one-third of the board of directors) be elected at the meeting to serve until the 2000 annual meeting (the 2000 Class), and until their successors shall be elected and qualified unless otherwise directed. The persons acting under the accompanying proxy intend to vote for the election of the nominees hereinafter named. Should any nominee become unable to accept nomination or election, it is intended, unless otherwise directed, that the person acting under the proxy will vote for the election of such other person as the Board of Directors of the Company may recommend. The five nominees for election as directors who receive the greatest number of votes cast for the election of directors at the meeting, a quorum being present, shall become directors. Vacancies occurring in a class during a term are filled by the Board pursuant to the Company's By-Laws. There are no arrangements or understandings between any nominee and any other person pursuant to which the nominee was selected.

  The following information is provided with respect to each nominee:

                                         PERIODS SERVED AS DIRECTOR
  NAME AND                                 AND BUSINESS EXPERIENCE
     AGE                                     DURING PAST 5 YEARS
  --------                               --------------------------
2000 CLASS:

Giorgio Balzer, 55.......  Elected a director in December, 1990. Mr. Balzer is, since August 1990, Chairman of the Board and
                           Chief Executive Officer of Business Men's Assurance
                           Company of America. He is also U.S. Representative
                           for Assicurazioni-Generali, S.p.A., an Italian
                           insurance group, and Chairman of its U.S. Branch;
                           as well as Chairman of Worldwide Assistance
                           Services, Inc., Washington, D.C. He is also a
                           director of Jones and Babson, and Transocean
                           Holding Corp., a general financial company in the
                           U.S.

Jonathan M. Kemper, 43...  Elected a director in January, 1997. He is the Vice
                           Chairman of Commerce Bancshares, Inc. and the
                           Chairman, President and Chief Executive Officer of
                           Commerce Bank, N.A. (Kansas City). He is also a director of Tower Properties. Mr. Jonathan Kemper is the son of James M. Kemper, Jr. and the brother of David W. Kemper.

Mary Ann Krey, 49........  Elected a director in April, 1996. She is the Chief
                           Executive Officer of Krey Distributing Company. She
                           is also a director of Laclede Gas Company and CPI
                           Corporation. She has served as a director of
                           Commerce Bank, N.A. (St. Louis), a subsidiary of
                           the Company.

                                     PERIODS SERVED AS DIRECTOR
  NAME AND                            AND BUSINESS EXPERIENCE
     AGE                                DURING PAST 5 YEARS
  --------                           --------------------------
Terry O. Meek, 53........  Elected a director in April, 1989. Mr. Meek is
                           President of Meek Lumber Yard, Inc., which operates
                           a chain of builders' materials centers under the
                           name Meeks Building Centers. He has served as a
                           director of Commerce Bank, N.A. (Springfield), a
                           subsidiary of the Company.

L. W. Stolzer, 62........  Elected a director in October, 1995. He is Chairman of the Community Board of the Manhattan, Kansas
                           branch of Commerce Bank, N.A. (Kansas City) and has
                           served as a director of Commerce Bank, N.A. (Kansas
                           City), a subsidiary of the Company.

  The following directors of the Company are not nominees for election, and their terms will continue after the 1997 annual meeting.

1999 CLASS:

W. Thomas Grant, II, 46..  Elected a director in June, 1983. In July, 1993,
                           Mr. Grant became Chairman of the Board and Chief
                           Executive Officer of Seafield Capital Corp. (known as BMA Corp. until May, 1991), with subsidiaries providing health care and insurance administration, underwriting services and premium financing. Prior to July 1993, Mr. Grant had been President and
                           Chief Executive Officer of Seafield Capital Corp.

James B. Hebenstreit,
50.......................  Elected a director in October, 1987. He is
                           President since January, 1992 (Executive Vice
                           President from September, 1989; Senior Vice
                           President since November, 1987) of Bartlett &
                           Company which is engaged in grain merchandising and
                           storage, flour and feed milling and cattle feeding.
                           Prior to November, 1987, he had served as President
                           of Capital for Business, Inc., a subsidiary of the
                           Company, and Senior Vice President of the Company.

James M. Kemper, Jr.,
75.......................  Elected a director in August, 1966. Mr. Kemper served as Chairman of the Board of the Company
                           until November 1, 1991, when he retired as an
                           officer of the Company. Mr. Kemper serves as
                           President and as a director of Tower Properties
                           Company. Mr. Kemper is the father of David W.
                           Kemper and Jonathan M. Kemper.

John H. Robinson, Jr.,
46.......................  Elected a director in August, 1995. He is a
                           Managing Partner of Black & Veatch, an engineering,
                           construction and technical consulting services
                           firm. He is also a director of Seafield Capital
                           Corporation and CompuSpeak Laboratories. He has
                           served as a director of Commerce Bank, N.A. (Kansas
                           City), a subsidiary of the Company.

Dolph C. Simons, Jr.,
67.......................  Elected a director in October 1992. Mr. Simons is
                           President of The World Company which is engaged in
                           newspaper publishing, printing and cable television
                           in Kansas, Colorado, Arizona and New Mexico. He has
                           served as a director of Commerce Bank, N.A. (Kansas
                           City), a subsidiary of the Company.

1998 CLASS:

Fred L. Brown, 56........  Elected a director in February, 1994. Mr. Brown is
                           President and Chief Executive Officer of BJC Health
                           System which provides acute, long-term care and
                           related health care services in Missouri and
                           southern Illinois. He is also a director of
                           Citation Computer Systems, Inc. and has served as a
                           director of Commerce Bank, N.A. (St. Louis).

                                     PERIODS SERVED AS DIRECTOR
  NAME AND                             AND BUSINESS EXPERIENCE
    AGE                                  DURING PAST 5 YEARS
  --------                           --------------------------
David W. Kemper, 46......  Elected a director in February, 1982. Mr. Kemper is
                           Chairman of the Board (since November, 1991),
                           President and Chief Executive Officer of the
                           Company and is Chairman of the Board of Commerce
                           Bank, N.A., (St. Louis) a subsidiary of the
                           Company. He is also a director of Seafield Capital
                           Corporation (known as BMA Corp. until May, 1991),
                           Wave Technologies International, Inc., Ralcorp
                           Holdings, Inc., and Tower Properties Company. Mr.
                           David Kemper is the son of James M. Kemper, Jr.,
                           and the brother of Jonathan M. Kemper. He served as
                           a director of Venture Stores, Inc. prior to
                           December, 1995.

B. Franklin Rassieur,
Jr., 70..................  Elected a director in April, 1986. Mr. Rassieur became Chairman of the Board of Paulo Products Co.,
                           Inc., in August, 1987, having served as President
                           prior thereto. The company is engaged in the
                           commercial heat treating, electroplating, and
                           furnace brazing services. Mr. Rassieur has served
                           as a director of Commerce Bank, N.A. (St. Louis), a
                           subsidiary of the Company.

Andrew C. Taylor, 49.....  Elected a director in February, 1990. Mr. Taylor is
                           President and Chief Executive Officer of Enterprise
                           Rent-A-Car Company (formerly Enterprise Leasing
                           Co.) which is engaged in automobile leasing, rental
                           and related services. He is also a director of
                           General American Life Insurance Company and
                           Anheuser-Busch Companies. Mr. Taylor has served as
                           a director of Commerce Bank, N.A. (St. Louis), a
                           subsidiary of the Company.

Robert H. West, 58.......  Elected a director in October, 1985. Mr. West is
                           Chairman of the Board and Chief Executive Officer
                           of Butler Manufacturing Company, a manufacturer of
                           systems and components for non-residential
                           structures. He is also a director of Kansas City
                           Power & Light Company and Burlington Northern Santa
                           Fe Corporation. Mr. West has served as a director
                           of Commerce Bank, N.A., (Kansas City), a subsidiary
                           of the Company.

  The following directors currently serve as members of the audit committee of the Board: Fred L. Brown, James B. Hebenstreit and Robert H. West, none of whom is an officer of the Company. The audit committee annually receives the proposal of the independent public accountants for the performance of audit services for the Company and its subsidiaries, reviews the scope of audits to be performed by the independent public accountants and the internal auditing staff of the Company, reviews annually the program of the internal auditing staff both with respect to audits performed in the prior year and scheduled audits for the ensuing year and receives, reviews and takes action which it deems appropriate with respect to reports submitted by the internal auditing staff and the independent public accountants. The audit committee held four meetings during 1996.

  The Board of Directors has appointed a compensation and benefits committee to review and establish compensation to be paid to officers of the Company and to grant options pursuant to the Company's stock option plans. Directors Giorgio Balzer, Terry O. Meek and Andrew C. Taylor presently comprise the committee which held one meeting during 1996 for these purposes.

  The Board of Directors has established a committee on directors for the purpose of considering and recommending to the full Board the nominees for election to the Board of Directors of the Company. W. T. Grant II, James B. Hebenstreit and Dolph C. Simons, Jr., are presently members of the committee which held one meeting in 1996. By mid-February of each year, the committee makes its recommendations to the Board of its proposed slate of directors for the class of director to be submitted to the shareholders of the Company at the annual meeting to be held the following April. The committee will consider shareholder nominations, which should be submitted in writing by the previous October 31 to the Company's Secretary, J. Daniel Stinnett at its principal office in Kansas City. The Board of Directors held six meetings during 1996. Each director attended 75% or more of the total number of meetings of the Board and meetings held by committees of the Board on which the respective director served.

  Directors and officers of the Company and the nominees for directors and their associates have deposit accounts with the subsidiary banks of the Company, and some directors, nominees for directors and officers and their associates also have other transactions with the subsidiary banks, including loans in the ordinary course of business, all of which were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than normal risk of collectibility or present other unfavorable features.

  During 1996, subsidiaries of the Company paid Tower Properties Company $545,197 in rentals, $12,720 in leasing fees, $316,101 for operation of parking garages, $73,472 in parking fees, and $28,073 for other property repairs. Mr. James Kemper is President and a director and Messrs. David Kemper and Jonathan Kemper are directors of Tower Properties Company and together with members of their immediate families own beneficially approximately 50% of the outstanding stock of Tower Properties Company.

DIRECTOR COMPENSATION:

  An employee of the Company or a subsidiary of the Company receives no additional compensation for serving as a director. Non-employee directors of the Company are required to participate in the Stock Purchase Plan for Non-Employee Directors. Under this Plan, all compensation payable to a non-employee director is credited to an account in the name of such director as earned and the Company contributes to the account of such director an amount equal to 25% of the compensation credited to the director's account. As of the last business day of each month, the cash balance is used to purchase from the Company whole shares of common stock of the Company based on the last sale price of the Company's common stock on such date. Each non-employee director of the Company contributes (as adjusted for the 25% contribution by the Company) the annual retainer of $8,000 (paid on a quarterly basis), fees of $1,750 for each meeting of the Board of Directors attended, and fees of $500 for attendance at each meeting of a committee of which the director was a member and attended. Prior to Mr. James Kemper's retirement as an officer of the Company on October 31, 1991, the Company entered into an agreement with him whereby he would perform certain services for the Company for which he will be paid at the annual rate of $100,000 per year. These services include serving on various subsidiary banks' boards of directors, assisting in special assignments in connection with the acquisition of additional banks and providing other services where his experience and expertise can be utilized. The agreement with Mr. Kemper terminated on September 30, 1996. For his services for the year 1996, Mr. Kemper was paid $75,002 during the period in which the agreement was in effect. Effective October 1, 1996, Mr. Kemper became compensated in the same manner as other non-employee directors.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS

  The Corporation has a Severance Agreement with each of David W. Kemper, Jonathan M. Kemper, William A. Sullins, Jr., Robert C. Matthews, Jr. and Seth
M. Leadbeater which provides among other things, that, if his employment is terminated by the Corporation without "cause" or by him for "good reason" either during the twelve months before or the three years after a "change in control," or if he voluntarily terminates for any reason during the 30 days following one year after a "change of control," he shall receive three times his annualized base salary in effect twelve months prior to the "change in control," three times his average annual bonus for the prior three years, the greater of his actual bonus for the preceding first year or his target bonus for the current year (prorated for the year in which the termination occurs), and continuation of health and welfare benefits at a cost equal to such rates paid from time to time by similarly situated employees of the Corporation, "grossed up" to cover any excise tax imposed by Section 4999 of the Internal Revenue Code.

EXECUTIVE COMPENSATION:

  The following information is given as to the Chief Executive Officer ("CEO") and as to each of the four most highly compensated executive officers of the Company, other than the CEO, who received total cash compensation of more than $100,000, during the fiscal year ended December 31, 1996.

                          SUMMARY COMPENSATION TABLE

                                                          LONG TERM COMPENSATION
                                                       -----------------------------
                              ANNUAL COMPENSATION             AWARDS         PAYOUTS
                          ---------------------------- --------------------- -------
                                                 (E)                                    (I)
                                                OTHER     (F)        (G)                ALL
                                               ANNUAL  RESTRICTED SECURITIES   (H)     OTHER
          (A)                    (C)     (D)   COMPEN-   STOCK    UNDERLYING  LTIP    COMPEN-
   NAME AND PRINCIPAL     (B)  SALARY   BONUS  SATION    AWARDS    OPTIONS/  PAYOUTS SATION(1)
        POSITION          YEAR   ($)     ($)     ($)      ($)      SARS (#)    ($)      ($)
------------------------  ---- ------- ------- ------- ---------- ---------- ------- ---------
David W. Kemper.........  1996 521,750 225,000     0        0       34,650       0    13,302
Chairman, President &
 CEO                      1995 509,443 210,000     0        0       34,387       0    11,200
Commerce Bancshares,
 Inc.                     1994 498,018 180,000     0        0       29,463       0     6,633
Jonathan M. Kemper......  1996 281,760 105,000     0        0       15,710       0    10,538
Chairman & CEO            1995 267,909  80,000     0        0       14,910       0     9,138
Commerce Bank, N.A.
 (Kansas City)            1994 241,349  70,000     0        0       12,870       0     4,891
William A. Sullins, Jr..  1996 231,750  80,000     0        0       13,650       0    17,010
Vice Chairman & COO       1995 226,676  65,000     0        0       14,595       0    21,594
Commerce Bank, N.A. (St.
 Louis)                   1994 222,365  70,000     0        0       12,402       0     4,663
Robert C. Matthews, Jr..  1996 179,500  59,000     0        0        9,975       0     9,546
Executive Vice President  1995 170,868  45,000     0        0        9,660       0     7,029
Commerce Bancshares,
 Inc.                     1994 156,971  35,000     0        0        7,551       0     5,267
Seth M. Leadbeater......  1996 165,654  62,000     0        0        8,400       0     7,611
President                 1995 156,741  50,000     0        0        7,875       0     6,015
Commerce Bank, N.A. (St.
 Louis)                   1994 149,241  35,000     0        0        7,854       0     3,830

--------
(1) All Other Compensation (i) includes the total of the amounts contributed by the Company to the CERP and 401(k) Plans for the benefits of these individuals. For 1996, this is based on a maximum of 1.2% of salary in column (c) for the 401(k) Plan plus the amount allocated to each individual under the CERP Plan. For 1996, those amounts for the CERP and 401(k), respectively, are as follows: David W. Kemper--$6,908 and $4,750; Jonathan M. Kemper--$5,028 and $4,750; William A. Sullins, Jr.--$9,705 and $4,629; Robert C. Matthews, Jr.--$3,969 and $4,750; Seth M. Leadbeater-- $2,174 and $4,750. Other amounts are for the Group Term Life Insurance plan of the Company.

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

                                                                      POTENTIAL REALIZABLE
                                                                        VALUE AT ASSUMED
                                                                      ANNUAL RATES OF STOCK
                                                                       PRICE APPRECIATION
                         INDIVIDUAL GRANTS                               FOR OPTION TERM
--------------------------------------------------------------------- ---------------------
                                        (C)
                                       % OF
                          (B) NUMBER   TOTAL
                              OF     OPTIONS/
                          SECURITIES   SARS
                          UNDERLYING  GRANTED
                           OPTIONS/     TO         (D)
                             SARS    EMPLOYEES EXERCISE OR    (E)        (F)        (G)
      (A)                  GRANTED   IN FISCAL BASE PRICE  EXPIRATION    5%         10%
     NAME                    (#)       YEAR      ($/SH)       DATE       ($)        ($)
     ----                 ---------- --------- ----------- ---------- ---------------------
David W. Kemper.........    34,650    12.30%    $33.9286   02/08/2006   739,344   1,873,645
Jonathan M. Kemper......    15,750     5.59%    $33.9286   02/08/2006   336,066     851,656
William A. Sullins, Jr..    13,650     4.85%    $33.9286   02/08/2006   291,257     738,102
Robert C. Matthews, Jr..     9,975     3.54%    $33.9286   02/08/2006   212,841     539,382
Seth M. Leadbeater......     8,400     2.98%    $33.9286   02/08/2006   179,235     454,217

  Options granted (column b) include only Incentive Stock Options (ISO), subject to IRS limitations, and Non-Qualified Stock Options (NQ). All substantive terms are identical--four (4) equal vesting periods with 25% exercisable at date of grant and an additional 25% exercisable on each anniversary date thereof, the exercise price is defined as the closing market price on the date of grant, and the options are not exercisable following voluntary termination. The options are not assignable but may be exercised by the optionee's estate or beneficiary, subject to certain limitations, in the case of the death of the optionee.

  AGGREGATED OPTIONS/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR
                                    VALUES

                                                         (D)           (E)
                                                      NUMBER OF     VALUE OF
                                                     SECURITIES    UNEXERCISED
                                                     UNDERLYING   IN-THE-MONEY
                                                     UNEXERCISED  OPTIONS/SARS
                                   (B)              OPTIONS/SARS       AT
                                 SHARES      (C)      AT FY-END      FY-END
                                ACQUIRED    VALUE        (#)           ($)
        (A)                    ON EXERCISE REALIZED EXERCISABLE/  EXERCISABLE/
       NAME                        (#)       ($)    UNEXERCISABLE UNEXERCISABLE
       ----                    ----------- -------- ------------- -------------
David W. Kemper...............        0          0     112,685      2,297,709
                                                        51,775        829,216
Jonathan M. Kemper............   13,891    284,655      48,287        979,718
                                                        23,020        366,754
William A. Sullins, Jr........        0          0      45,840        931,930
                                                        21,157        341,688
Robert C. Matthews, Jr........    7,465    155,639      28,787        581,403
                                                        14,536        231,519
Seth M. Leadbeater............    4,107     84,650      25,617        524,110
                                                        12,517        200,210

PERFORMANCE GRAPH:


                             [GRAPH APPEARS HERE]



               COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN
           AMONG COMMERCE (CBSH), S&P 500 INDEX AND NASDAQ FINANCIAL


Measurement Period                        S&P
(Fiscal Year Covered)        COMMERCE     500 INDEX    NASDAQ FINANCIAL
-------------------          --------     ---------    ----------------
Measurement Pt-
12/31/91                     $100.00      $100         $100
FYE 12/31/92                 $139.96      $107.62      $143.02
FYE 12/31/93                 $136.31      $118.46      $166.23
FYE 12/31/94                 $138.63      $120.03      $166.62
FYE 12/31/95                 $210.50      $165.13      $242.61
FYE 12/31/96                 $272.60      $203.05      $311.06

   Assumes $100 invested 12/31/91 with dividends reinvested on a Total Return basis with Commerce (CBSH) compared to the above named indices.

RETIREMENT BENEFITS:

  The Company maintains the Commerce Bancshares Retirement Plan. All employees are eligible to participate on the later of January 1st or July 1st after completion of one year of service and the attainment of age 21. The Plan provides benefits based upon earnings, age and years of participation.

  The annual benefit is determined under a new cash balance formula as of January 1, 1995. The new formula is intended to comply with the Tax Reform Act of 1986 and is subject to final approval by the Internal Revenue Service. Under the cash balance formula, a retirement account balance is maintained for each participant. At the end of each Plan Year beginning after December 31, 1994, the participant's account will be credited with a cash balance credit equal to a percentage of total pay for the year plus the same percentage of pay in excess of 50% of the Social Security taxable wage base for the year. Pay for this purpose is limited to $150,000 by the Omnibus Budget Reconciliation Act of 1993. The applicable percentage is determined by the sum of the participant's age and years of participation at the beginning of the Plan Year, and ranges from 1% for a sum of less than 30 to 4% for a sum of 75 or more. Interest is credited to the participant's account at the end of each Plan Year beginning after 1995 at the minimum rate not less than 5% of the account balance at the end of the prior Plan Year. At retirement, the retirement account balance is converted to various annual benefit options based on actuarial factors defined in the Plan.

  In addition, the participant shall receive an annual benefit equal to his annual benefit accrued through December 31, 1994 under the Plan's prior formula, adjusted for increases in the cost of living (but not in excess of 4% per year) for each year of participation after December 31, 1994. This Plan is fully paid for by the Company and employees covered by the Plan become fully vested after five years of service. The normal retirement age under the Plan is 65. Reduced benefits are available as early as age 55. Messrs. D. Kemper, Jonathan Kemper, Sullins, Matthews and Leadbeater have, respectively, 17, 14, 21, 21 and 6 years of service as of December 31, 1996.

  Compensation covered by the Plan for 1996 includes salary (as reported in the Summary Compensation Schedule) and was limited by the Omnibus Budget Reconciliation Act of 1993 to $150,000. The compensation for 1996 covered by the Plan was: Mr. D. Kemper $150,000; Mr. Jonathan Kemper $150,000; Mr. Sullins $150,000; Mr. Matthews $150,000; and Mr. Leadbeater $150,000.

  The estimated annual benefits payable at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Matthews and Leadbeater are $75,656, $66,601, $44,965, $53,329, and $36,359 respectively. These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

  The Company also maintains the Commerce Executive Retirement Plan ("CERP"), effective January 1, 1995, to provide nonqualified deferred compensation for a select group of executives. The CERP is unfunded; benefits are payable from the assets of the Company. The Board of Directors may designate the CEO as a participant; other participants are selected by the CEO.

  A participant's benefit under the CERP is the amount by which (1) exceeds
(2), where (1) is the benefit that would be payable under Commerce Bancshares Retirement Plan if that benefit were calculated using the participant's "total pay" (including (i) any bonus deferred under a nonqualified deferred compensation plan maintained by the Company and (ii) compensation up to an annual limit determined under the Tax Reform Act but without regard to the $150,000 limit added by the Omnibus Budget Reconciliation Act of 1993 and the rounding rules added by the Retirement Protection Act of 1994); and (2) is the benefit actually payable under the Commerce Bancshares Retirement Plan.

  Compensation covered by the CERP for 1996 includes salary and bonuses (as reported in the Summary Compensation Schedule) and was limited by the terms of the CERP to $254,075. The compensation for 1996 covered by the CERP was: Mr. David Kemper $254,075; Mr. Jonathan Kemper $254,075; Mr. Sullins $254,075; Mr. Matthews $225,327; and Mr. Leadbeater $254,075.

  The estimated annual benefits payable under the CERP at normal retirement age for Messrs. David Kemper, Jonathan Kemper, Sullins, Matthews and Leadbeater are $33,624, $35,052, $12,664, $13,035 and $9,253, respectively.
These benefits assume the election of a retirement allowance payable as a straight life annuity to the participant.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION:

  The Company's executive compensation policy is intended to be competitive with four bank holding companies in geographic proximity and considered as direct competitors with the Company so that total compensation received by the executive officers of the Company is believed to be comparable on a long-term basis. The policy is also intended to offer an incentive for performance for the Company's executive officers and managers, including the chief executive officer and the four other most highly paid executive officers (collectively with the chief executive officer, the "senior executives"). The overall compensation program is designed to retain and reward on both a short and long-term basis. In the case of the Chief Executive Officer, the Committee pays particular attention to the total compensation paid to the chief executive officers of the competing bank holding companies described above but taking into consideration the relative size of the companies and their financial returns. Statistical measurements including return on assets, return on equity, net income, and asset quality are considered over a one to five year time frame but not weighted in regard to base salary considerations.

  The three members of the Compensation and Benefits Committee are all non-employee directors. The principal elements of the Company's executive compensation program for the fiscal year ended December 31, 1995, applicable to the Company's executive officers, including the senior executives, were:

    (1) Salary levels are reviewed and determined annually. Consideration is given to the scope of responsibilities and to being comparable with similar positions with immediate competitors. In this regard, comparison is made with the compensation paid to the top five officers of four bank holding companies which, by virtue of their location, are considered immediate competitors. Factors included in the comparison are relative size of companies, the financial results obtained, both currently and over a period of time, and the experience and responsibility of the individuals. While the base salary compensation paid to the senior executives is somewhat below the average of the immediate competitors, the Committee believes such compensation is in line considering the relative size of the companies and also considering the Company's strong emphasis on long-term shareholder alignment through incentives such as stock options. In addition, the Committee reviews individual performance ratings, being the result of reviews conducted by an officer's superior. The Committee also considers responsibility changes, taking into account outstanding or improved performance. The Committee approves salary increases and salary levels after consideration of both internal and external information as set forth above. In establishing base salaries, the Committee does not assign any weight to any particular factor.

    (2) Cash Bonus awards are considered annually. In awarding bonus payments, factors considered by the Compensation Committee include: (i) a review of the Company's financial performance as determined by the level of overall net income, as well as statistical measurements, return on assets, return on equity, asset quality and asset growth, as compared to internal trends and selected competitors; (ii) the value created for shareholders in both the most recent year and five year trends as determined by market price of the Company stock compared to the NASDAQ financial indices; and
  (iii) the performance of individuals to the extent measurable in meeting budget expectations. The Committee has established performance targets that affect the granting of and size of a bonus for the top executives of the Company. Performance of the Company in relation to competitors' performance is considered but not weighted in the granting of a bonus. The Chief Executive Officer is also subject to the previous measurements. Bonuses earned as a percentage of salary for senior executives for 1996 performance ranged from 43% in the case of the chief executive officer to 12%.

    (3) Stock Options are also awarded annually. They are awarded to provide individuals with long term incentives for profitable growth and closer align the Company's senior executives with the interest of the Company's shareholders. Retention and long-term reward are both factors considered in granting stock options. With respect to the amount of options to be granted, consideration is given to the scope of responsibility and the degree of its effect on the Company's performance as well as the degree of importance in providing incentive to the individual to stay with the Company over time. The Committee, in determining whether to grant options or in the granting of options, does not take into consideration the amounts of options previously granted or outstanding. The Chief Executive Officer and the other senior executives are granted options generally ranging from 100% to 200% of total cash compensation for the year divided by the share price of the Company's common stock on the date of the grant. Some other individuals in the Company are granted options on the same basis and additional people receive options ranging from 10%-150% of their total cash compensation.

  A limitation on the deductibility for tax purposes of certain executive compensation in excess of $1,000,000 was recently added to the Internal Revenue Code ("Code"). The limitation contained in Section 162(m) of the Code applies to compensation paid to the executive officers of the Company named in the Summary Compensation Table. While this limitation was applicable to the compensation paid by the Company in 1995, the Committee, although aware of the provisions of Section 162(m), was not required to address the provisions of that section since no officer of the Company earned compensation which would exceed $1,000,000 per year. By amending the Non-Qualified Stock Option Plan in 1995 to provide for a formula to determine the maximum number of options which may be granted in any one year to any one person, the income recognized on the exercise of a non-qualified stock option will qualify as "performance-based compensation" and will not be included in determining the compensation which is limited to $1,000,000.

  Executives other than senior executives also participate in both the bonus and stock option programs. Other elements of compensation offered to the senior executives and to all other eligible employees include participation in a 401(k) deferred contribution plan.

  Submitted by the Compensation and Benefits Committee of the Company's Board of Directors:

               Andrew C. Taylor   Giorgio Balzer   Terry O. Meek

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

  The Compensation and Benefits Committee consists of three members of the Board of Directors of the Company, none of whom are officers of the Company. During 1996, the Committee consisted of Messrs. Giorgio Balzer, Terry O. Meek, and Andrew C. Taylor. Mr. David Kemper is serving as a member of the board of directors and compensation committee of Seafield Capital Corp., of which Mr. Grant is an executive officer.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Pursuant to Section 16 of the Securities Exchange Act of 1934, the Company's Directors and certain executive officers are required to report, within specified monthly and annual due dates, their initial ownership of the Company's common stocks and all subsequent acquisitions, dispositions or other transfers of interest in such securities, if and to the extent reportable events occur which require reporting by such due dates. The Company is required to identify in its proxy statement whether it has knowledge that any person required to file such a report may have failed to do so in a timely manner. Based on that review, all of the Company's directors and all executive officers subject to the reporting requirements satisfied such requirements in full, except that Mary Ann Krey, a Director of the Company, filed her initial report on Form 3 after the due date; Robert C. Matthews, Jr., a executive officer of the Company, filed two monthly reports on Form 4, each representing one transaction after the due dates; and Seth M. Leadbeater and Peter F. Mackie, executive officers of the Company, each filed one monthly report on Form 4 relating to one transaction after the due date. The Company's review determined that the late filings were all due to inadvertent oversight and had been properly corrected.

RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS:

  Since the Company began operations in 1967, the accounting firm of KPMG Peat Marwick has examined and reported on the financial statements of the Company and has rendered certain non-audit services. The Board of Directors, upon the recommendation of its Audit Committee, has determined to continue the services of this firm for the current fiscal year, ending December 31, 1997, to examine the financial statements of the Company for the fiscal year ending on such date and to perform other appropriate accounting services. A member of KPMG Peat Marwick will attend the annual meeting and will have the opportunity to make a statement if desired. Such member will also be available to respond to questions of the shareholders.

SHAREHOLDER PROPOSALS:

  In order to be considered for inclusion in the proxy statement for the annual meeting of the Company to be held in April, 1998, shareholder proposals must be received by the Company on or prior to November 20, 1997.

OTHER MATTERS:

  The management does not know of any matter or business to come before the meeting other than that referred to in the notice of meeting but it is intended that, as to any such other matter or business, the person named in the accompanying proxy will vote said proxy in accordance with the judgment of the person or persons voting the same.

                                          By Order of the Board of Directors

                                          J. Daniel Stinnett
                                          Secretary

March 11, 1997

--------------------------------------------------------------------------------

                           COMMERCE BANCSHARES, INC.
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

P
R   The undersigned hereby appoints James M. Kemper, Jr. and David W. Kemper, or
O   either of them, as agents and proxies with full power of substitution in
X   each, to represent the undersigned at the annual meeting of shareholders to
Y be held on April 16, 1997, or any adjournment thereof, on all matters coming before the meeting.


         ELECTION OF DIRECTORS. NOMINEES:              CHANGE OF ADDRESS


         Giorgio Balzer; Jonathan M.            -------------------------------
         Kemper; Mary Ann Krey; Terry
         O. Meek; and L.W. Stolzer              -------------------------------

                                                -------------------------------

                                                -------------------------------
                                                (If you have written in the
                                                above space, please mark the
                                                corresponding box on the reverse
                                                side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY
BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF        -------------
DIRECTORS' RECOMMENDATIONS. YOUR SHARES CANNOT BE VOTED UNLESS    SEE REVERSE
YOU SIGN AND RETURN THIS CARD.                                       SIDE
                                                                 -------------

--------------------------------------------------------------------------------
                           . FOLD AND DETACH HERE .



                     IMPORTANT: PLEASE VOTE AND SIGN YOUR
                 PROXY AND RETURN IT IN THE ENVELOPE PROVIDED



ANY SHAREHOLDER WHO IS RECEIVING MULTIPLE COPIES OF THE ANNUAL REPORT AND ANY OTHER MAILINGS FROM COMMERCE BANCSHARES, INC. ARE ENCOURAGED TO CALL FIRST CHICAGO TRUST COMPANY OF NEW YORK, OUR TRANSFER AGENT, AT (201) 324-0313 FOR ASSISTANCE IN CONSOLIDATING COMMON OWNERSHIP POSITIONS. REDUCING MAILINGS WILL IMPROVE THE COMPANY'S OPERATING EFFICIENCIES.

--------------------------------------------------------------------------------

                                                                    |   1573
                       --                                           ----
[X]  PLEASE MARK       |
     YOUR VOTES AS
     IN THIS EXAMPLE.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS.
--------------------------------------------------------------------------------

                   FOR    WITHHELD
Election of        [_]       [_]
Directors
(see reverse)
FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

-------------------------------------------------------
--------------------------------------------------------------------------------

                                              Change of      [_]
                                              Address on
                                              Reverse Side

                                       Please sign exactly as name appears
                                       hereon. Joint owners should each sign.
                                       When signing as attorney, executor,
                                       administrator, trustee or guardian,
                                       please give full title as such. The
                                       signer hereby revokes all proxies here-
                                       tofore given by the signer to vote at
                                       said meeting or any adjournments thereof.


                                       -----------------------------------------


                                       -----------------------------------------
                                         SIGNATURE(S)                 DATE

--------------------------------------------------------------------------------


                      IMPORTANT: PLEASE VOTE AND SIGN YOUR
                  PROXY AND RETURN IT IN THE ENVELOPE PROVIDED